Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Second Quarter 2017

Houston, Texas (Thursday, August 3, 2017) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2017.

Second Quarter 2017 Highlights

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
($ in millions, except per unit amounts)
Operating income	$939	$837	$1,970	$1,753
Net income (1)	$666	$570	$1,437	$1,240
Fully diluted earnings per unit (1)	$0.30	$0.27	$0.66	$0.59
Net cash flow provided by operating activities (2)	$1,459	$946	$2,335	$1,845
Total gross operating margin (3)	$1,378	$1,254	$2,847	$2,579
Adjusted EBITDA (3)	$1,338	$1,315	$2,753	$2,642
Distributable cash flow (3)	$1,052	$1,040	$2,181	$2,093

(1)
Net income and fully diluted earnings per unit for the second quarters of 2017 and 2016  included non-cash asset impairment and related charges of $14 million, or $0.01 per unit, and $21 million, or $0.01 per unit, respectively.

(2)
Net cash flow provided by operating activities includes the impact of the timing of cash receipts and payments related to operations. For the second quarters of 2017 and 2016, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, was an increase of $371 million and a reduction of $108 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income for the second quarter of 2017 was $666 million compared to $570 million for the second quarter of 2016.  Net income attributable to limited partners was $654 million, or $0.30 per unit on a fully diluted basis for the second quarter of 2017 compared to $559 million, or $0.27 per unit on a fully diluted basis for the second quarter of 2016.

•
Enterprise increased its cash distribution with respect to the second quarter of 2017 by 5.0 percent to $0.42 per unit compared to the distribution paid with respect to the second quarter of 2016. The distribution will be paid August 7, 2017 to unitholders of record as of the close of business on July 31, 2017.

•
Enterprise reported distributable cash flow of $1.1 billion for the second quarter of 2017, which provided 1.2 times coverage of the $0.42 per unit cash distribution and resulted in $145 million of retained distributable cash flow. For the first six months of 2017, distributable cash flow of $2.2 billion provided 1.2 times coverage of the aggregate $0.835 per unit cash distribution, and Enterprise retained $381 million of distributable cash flow, which is available to reinvest in growth capital projects and reduce the need to issue additional equity.

•	Second Quarter Volume Highlights

	Three months ended June 30,
	2017	2016
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.4	5.2
Marine terminal volumes (million BPD)	1.4	1.4
Natural gas pipeline volumes (TBtu/d)	12.2	12.1
NGL fractionation volumes (MBPD)	841	840
Fee-based natural gas processing volumes (Bcf/d)	4.7	5.0
Equity NGL production volumes (MBPD)	164	143

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $869 million in the second quarter of 2017, and $1.3 billion for the first six months of 2017. Included in these investments were sustaining capital expenditures of $62 million in the second quarter of 2017 and $110 million in the first six months of 2017.

“Enterprise reported increases in all of our primary financial measures and most operational metrics for the second quarter of 2017 compared to the second quarter of 2016,” said Jim Teague, chief executive officer of Enterprise’s general partner.  “Our second quarter reflected the strength of our business diversification.  The partnership’s businesses at its Mont Belvieu complex, processing plants and pipelines handling Permian, Rockies and Marcellus production generated strong growth in the second quarter of 2017 compared to the same quarter last year.  This more than offset the effects of lower Eagle Ford production and a challenging crude oil marketing environment.  This diversification and the stability of our fee-based businesses enabled us to generate $1.1 billion of distributable cash flow that provided 1.2 times coverage of the cash distribution paid with respect to the second quarter of 2017.”

“Looking forward, we believe the increase in rig counts and drilled, uncompleted wells will result in higher levels of production flowing into our system later in 2017.  We are already seeing a volume response to producer activities in the Permian and Haynesville regions,” stated Teague.

“On the demand side, we believe the U.S. petrochemical industry’s demand for low cost ethane reached the much anticipated inflection point during the first quarter of 2017.  The industry’s demand for ethane had been essentially flat, averaging 1.05 million barrels per day since the end of 2013.  Ethane demand grew by approximately 80,000 barrels per day by the end of the first quarter of 2017.  In May, domestic petrochemical demand for ethane reached a record 1.2 million barrels per day according to the latest industry data available.  Construction of four new ethylene crackers is scheduled to be completed in 2017.  The first, and smallest of these crackers was commissioned during the first half of 2017.  The remaining three crackers to be completed this year are expected to have aggregate ethane demand of 270,000 barrels per day, which represents a further 22 percent increase in demand,” continued Teague.

“We are also seeing new global markets develop for low cost U.S. liquefied petroleum gas, or LPG.  For example consumption of LPG in India and China is estimated to be 2.3 million barrels per day in 2017 or approximately a 65% increase since 2013. This increase in LPG demand is being driven by residential consumption that is replacing traditional sources of energy such as burning wood and coal,” said Teague.

“During the quarter, we had success in sanctioning two new midstream projects: a second processing unit at our Orla natural gas processing plant and the Shin Oak NGL pipeline, both supported by volume growth in the Permian Basin.  We also executed additional long-term contracts for the Midland-to-ECHO crude oil pipeline to bring total commitments to 83 percent of the pipeline’s 405,000 barrels per day of committed capacity.  Our commercial teams are continuing efforts to develop an ethylene export facility on the Houston Ship Channel and several other fee-based facilities to support petrochemical and refining customers,” continued Teague.

“Our engineering and operating teams are diligently progressing through the commissioning phase of the PDH facility. We currently expect the PDH plant to begin initial operations in September 2017.  The Midland-to-ECHO pipeline is expected to begin limited commercial activities during the fourth quarter of this year with full capabilities available during the first quarter of 2018,” stated Teague.

Review of Second Quarter 2017 Results

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 6 percent, or $41 million, to $760 million for the second quarter of 2017 from $719 million for the second quarter of 2016.

Enterprise’s natural gas processing and related NGL marketing business generated a $24 million increase in gross operating margin to $205 million for the second quarter of 2017 compared to $181 million for the second quarter of 2016.  Total fee-based processing volumes were 4.7 Bcf/d in the second quarter of 2017 compared to 5.0 Bcf/d for the second quarter of last year.  The partnership’s equity NGL production increased to 164 MBPD this quarter from 143 MBPD for the second quarter of 2016. Enterprise’s natural gas processing plants in the Rocky Mountains, Louisiana and Mississippi accounted for $12 million of this increase as a result of higher processing margins, including hedging activities, and lower operating costs.  Processing plants in South Texas reported a $6 million decrease in gross operating margin for the second quarter of 2017 compared to the second quarter of 2016 due to a 0.3 Bcf/d decrease in fee-based processing volumes from the Eagle Ford shale region and higher operating expenses. Gross operating margin from NGL marketing activities increased $19 million due to higher sales margins, partially offset by lower sales volumes.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $28 million to $436 million for the second quarter of 2017 compared to the second quarter of 2016.  NGL pipeline transportation volumes were 3.1 million BPD for the second quarter of 2017 compared to 3.0 million BPD for the same quarter of 2016.

The Mont Belvieu NGL and related product storage business accounted for $13 million of the increase in gross operating margin this quarter primarily due to higher fees.  Enterprise’s ATEX ethane pipeline reported an $11 million increase in gross operating margin for the second quarter of 2017 from contractual increases in committed volumes and higher volumes from walk-up shippers.  The partnership’s equity investments in the Texas Express and Front Range pipelines posted a combined $7 million increase in gross operating margin, also primarily due to contractual increases in committed volumes.  The Dixie Pipeline and related terminals generated a $6 million increase in gross operating margin primarily due to a 35 MBPD increase in volume.

Partially offsetting these increases in gross operating margin was a $13 million decrease on the Mid-America and Seminole Pipelines and terminals, and the South Texas NGL Pipeline System primarily due to lower fees and volumes.  Gross operating margin from Enterprise’s LPG and ethane export terminals and related pipeline decreased by $2 million.   LPG export volumes decreased by 43 MBPD, while ethane export volumes were 67 MBPD in the second quarter of 2017.  Volumes continue to ramp up on our ethane export terminal that went into service in September 2016.

Gross operating margin from the partnership’s NGL fractionation business was $119 million for the second quarter of 2017 compared to $130 million for the second quarter of 2016.  The decrease was primarily due to higher operating expenses at Enterprise’s Mont Belvieu fractionators, partially offset by increased revenues from higher fees and fractionation volumes.  Total fractionation volumes were 841 MBPD for the second quarter of 2017 compared to 840 MBPD for the second quarter of 2016.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased to $237 million for the second quarter of 2017 from $177 million for the second quarter of 2016.  Total crude oil pipeline transportation volumes were 1.5 million BPD for the second quarter of 2017 compared to 1.4 million BPD for the second quarter of 2016.  Total crude oil marine terminal volumes were 488 MBPD for the second quarter of 2017 compared to 514 MBPD for the second quarter of 2016.

Gross operating margin from Enterprise’s crude oil marketing and related activities increased $33 million in the second quarter of 2017 compared to the second quarter of 2016.  Comparing these two periods, the partnership had a $62 million increase in the non-cash, mark-to-market valuation of financial instruments related to certain marketing activities, which was comprised of $15 million of mark-to-market gains in the second quarter of 2017 versus $47 million of mark-to-market losses in the second quarter last year.  Partially offsetting this increase in gross operating margin was a $29 million decrease from other marketing activities impacted by lower crude oil sales margins.

Gross operating margin from our West Texas Pipeline and equity investment in the Eagle Ford Crude Oil Pipeline increased a combined $15 million primarily due to an aggregate 121 MBPD increase in volumes on the two systems as a result of increased production from the Permian Basin.

Enterprise had an $8 million increase in gross operating margin from its equity investment in the Seaway Pipeline System, primarily from higher firm capacity fees and a 35 MBPD increase in transportation volumes (net to our interest).

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $194 million for the second quarter of 2017 compared to $177 million for the second quarter of 2016.  Total natural gas transportation volumes were 12.2 TBtu/d for the second quarter of 2017 compared to 12.1 TBtu/d for the same quarter of last year.

The Acadian Gas System reported a $16 million increase in gross operating margin for the second quarter of 2017 compared to the second quarter of 2016, primarily due to $17 million of proceeds received in a legal settlement in the second quarter of 2017 for lost revenues and damages associated with the Bayou Corne sinkhole incident caused by third parties in 2012.  Natural gas pipeline volumes for this system were 2.2 TBtu/d for the second quarter of this year compared to 1.9 TBtu/d for the same quarter of 2016.

Increased transportation volumes on our Permian Basin Gathering System led to a      $3 million increase in gross operating margin. Transportation volumes were 501 million British thermal units per day (“MMBtu/d”) for the second quarter of this year versus 272 MMBtu/d for the second quarter of last year. This system delivers natural gas to our two new gas processing facilities in the Delaware Basin that were placed into service in May and August 2016.

The Texas Intrastate System reported a $7 million decrease in gross operating margin to $76 million for the second quarter of 2017 compared to the second quarter of 2016, primarily due to higher operating costs and lower Eagle Ford production volumes and fees.  Natural gas pipeline volumes for this system were 4.5 TBtu/d for the second quarter of 2017 compared to 5.0 TBtu/d for the same quarter of last year.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased $12 million to $188 million for the second quarter of 2017 from $176 million for the second quarter of 2016.  Total segment pipeline transportation volumes were 800 MBPD for the second quarter of 2017 compared to 874 MBPD for the same quarter of 2016.  Refined products and petrochemical marine terminal volumes increased 15 percent to 471 MBPD for the second quarter of 2017.

 Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $17 million for the second quarter of 2017 compared to the second quarter of 2016, primarily due to lower operating costs and an increase in sales volumes and margins.  Total plant production volumes were 30 MBPD this quarter compared to 22 MBPD for the second quarter of last year.

The partnership’s propylene business reported a $9 million increase in gross operating margin to $62 million for the second quarter of 2017 from $53 million for the second quarter of 2016.  This increase in gross operating margin was primarily due to higher propylene sales margins and volumes.  Propylene fractionation volumes were 81 MBPD for this quarter compared to 80 MBPD for the second quarter of last year.  Propylene export volumes increased 6 MBPD this quarter compared to the second quarter of 2016.

Refined products marketing reported a $13 million decrease in gross operating margin to $4 million for the second quarter of 2017 compared to $17 million for the second quarter of last year.  This decrease was due to a $21 million decrease in gross operating margin from lower sales margins, which was partially offset by an $8 million increase in non-cash, mark-to-market activities between the two quarters. Gross operating margin from our TE Products Pipeline and related terminals increased $7 million quarter-to-quarter primarily due lower operating costs.  Transportation volumes for the TE Products Pipeline decreased 43 MBPD during the second quarter of 2017 compared to the same quarter of last year.

Capitalization

Total debt principal outstanding at June 30, 2017 was $23.6 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2017, Enterprise had consolidated liquidity of $4.1 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.

Total capital spending in the second quarter of 2017 was $869 million, which includes $62 million of sustaining capital expenditures.  For the first six months of 2017, Enterprise’s capital spending was $1.3 billion including $110 million of sustaining capital expenditures.  For 2017, we currently expect to invest in the range of $2.8 billion to $3.0 billion for growth capital projects, including $191 million paid for the Azure acquisition.  We expect to spend approximately $250 million for sustaining capital expenditures in 2017.

Conference Call to Discuss Second Quarter 2017 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2017 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$6,607.6	$5,617.8	$13,928.0	$10,623.1
Costs and expenses:
Operating costs and expenses	5,730.2	4,822.2	12,063.4	8,969.1
General and administrative costs	45.7	35.1	96.1	79.0
Total costs and expenses	5,775.9	4,857.3	12,159.5	9,048.1
Equity in income of unconsolidated affiliates	107.0	76.4	201.8	177.5
Operating income	938.7	836.9	1,970.3	1,752.5
Other income (expense):
Interest expense	(245.8)	(244.1)	(495.1)	(484.7)
Other, net	(18.2)	(22.9)	(23.5)	(19.3)
Total other expense	(264.0)	(267.0)	(518.6)	(504.0)
Income before income taxes	674.7	569.9	1,451.7	1,248.5
Benefit from (provision for) income taxes	(8.7)	0.1	(14.7)	(8.3)
Net income	666.0	570.0	1,437.0	1,240.2
Net income attributable to noncontrolling interests	(12.3)	(11.5)	(22.6)	(20.5)
Net income attributable to limited partners	$653.7	$558.5	$1,414.4	$1,219.7

Per unit data (fully diluted):
Earnings per unit	$0.30	$0.27	$0.66	$0.59
Average limited partner units outstanding (in millions)	2,154.3	2,093.2	2,144.7	2,066.8

Supplemental financial data:
Net cash flows provided by operating activities	$1,459.3	$945.5	$2,334.9	$1,845.2
Total debt principal outstanding at end of period	$23,579.6	$22,999.9	$23,579.6	$22,999.9

Non-GAAP distributable cash flow (1)	$1,051.9	$1,039.7	$2,180.5	$2,093.3
Non-GAAP Adjusted EBITDA (2)	$1,338.2	$1,314.7	$2,752.6	$2,641.9
Gross operating margin by segment:
NGL Pipelines & Services	$759.9	$719.1	$1,615.9	$1,502.8
Crude Oil Pipelines & Services	236.7	177.4	501.3	379.7
Natural Gas Pipelines & Services	194.4	177.4	365.3	355.1
Petrochemical & Refined Products Services	188.4	175.5	370.2	330.3
Total segment gross operating margin (3)	1,379.4	1,249.4	2,852.7	2,567.9
Net adjustment for shipper make-up rights (4)	(1.5)	4.8	(5.7)	10.6
Non-GAAP total gross operating margin (5)	$1,377.9	$1,254.2	$2,847.0	$2,578.5

Capital spending:
Capital expenditures, net (6)	$682.7	$861.8	$1,113.1	$1,856.8
Cash used for business combinations, net	175.4	--	191.4	--
Investments in unconsolidated affiliates	10.4	22.0	24.1	92.4
Total capital spending, cash and non-cash	$868.5	$883.8	$1,328.6	$1,949.2

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.
(6) Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,083	2,992	3,160	2,973
NGL marine terminal volumes (MBPD)	474	450	521	453
NGL fractionation volumes (MBPD)	841	840	820	838
Equity NGL production (MBPD) (2)	164	143	157	145
Fee-based natural gas processing (MMcf/d) (3)	4,660	4,995	4,598	4,939
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,475	1,358	1,416	1,376
Crude oil marine terminal volumes (MBPD)	488	514	482	497
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	12,232	12,079	11,934	11,987
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	81	80	81	75
Butane isomerization volumes (MBPD)	116	114	104	112
Standalone DIB processing volumes (MBPD)	81	90	82	93
Octane additive and related plant production volumes (MBPD)	30	22	25	16
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	800	874	813	863
Refined products and petrochemicals marine terminal volumes (MBPD)	471	410	435	379
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,358	5,224	5,389	5,212
Natural gas pipeline transportation volumes (BBtus/d)	12,232	12,079	11,934	11,987
Equivalent pipeline transportation volumes (MBPD) (5)	8,577	8,403	8,530	8,366
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,433	1,374	1,438	1,329

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer Grade Propylene,	Refinery Grade Propylene,	WTI Crude Oil,	LLS Crude Oil,
	Natural Gas,			Normal Butane,		Natural Gasoline,
		Ethane,	Propane,		Isobutane,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
3rd Quarter	$2.81	$0.19	$0.47	$0.63	$0.67	$0.98	$0.38	$0.24	$44.94	$46.52
4th Quarter	$2.98	$0.24	$0.58	$0.83	$0.90	$1.08	$0.36	$0.24	$49.29	$50.53
YTD 2016 Averages	$2.46	$0.20	$0.48	$0.65	$0.68	$0.94	$0.34	$0.21	$43.32	$44.88

2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32	$51.91	$53.52
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.42	$0.28	$48.28	$50.31
YTD 2017 Averages	$3.25	$0.24	$0.67	$0.87	$0.84	$1.08	$0.45	$0.30	$50.10	$51.92

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4) Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.60 per gallon during the second quarter of 2017 versus $0.50 per gallon for the second quarter of 2016.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to limited partners (GAAP)	$653.7	$558.5	$1,414.4	$1,219.7
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	406.5	381.3	808.8	763.4
Add distributions received from unconsolidated affiliates	127.4	118.7	229.9	234.5
Subtract equity in income of unconsolidated affiliates	(107.0)	(76.4)	(201.8)	(177.5)
Subtract sustaining capital expenditures (1)	(62.3)	(58.4)	(110.3)	(117.7)
Add net losses attributable to asset sales	0.3	1.7	--	6.6
Add cash proceeds from asset sales	1.2	14.5	3.2	27.9
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	18.6	23.3	24.1	21.1
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	(23.6)	48.2	(43.9)	68.3
Add deferred income tax expense	0.6	0.2	0.7	4.3
Add non-cash asset impairment and related charges	14.0	20.6	25.2	22.3
Add other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	22.5	7.5	30.2	20.4
Distributable cash flow (non-GAAP)	1,051.9	1,039.7	2,180.5	2,093.3
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	62.3	58.4	110.3	117.7
Subtract cash proceeds from asset sales reflected in distributable cash flow	(1.2)	(14.5)	(3.2)	(27.9)
Add or subtract the net effect of changes in operating accounts, as applicable	370.9	(108.2)	82.1	(294.6)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(24.6)	(29.9)	(34.8)	(43.3)
Net cash flow provided by operating activities (GAAP)	$1,459.3	$945.5	$2,334.9	$1,845.2

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016	2017
Net income (GAAP)	$666.0	$570.0	$1,437.0	$1,240.2	$2,749.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(107.0)	(76.4)	(201.8)	(177.5)	(386.3)
Add distributions received from unconsolidated affiliates	127.4	118.7	229.9	234.5	446.9
Add interest expense, including related amortization	245.8	244.1	495.1	484.7	993.0
Add provision for or subtract benefit from income taxes	8.7	(0.1)	14.7	8.3	29.8
Add depreciation, amortization and accretion in costs and expenses	387.8	366.3	772.1	733.4	1,525.6
Add non-cash asset impairment and related charges	14.0	20.6	25.2	22.3	56.4
Add non-cash net losses or subtract net gains attributable to asset sales	0.3	--	--	6.6	(9.1)
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	18.6	23.3	24.1	21.1	27.5
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	(23.4)	48.2	(43.7)	68.3	(67.0)
Adjusted EBITDA (non-GAAP)	1,338.2	1,314.7	2,752.6	2,641.9	5,366.6
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(245.8)	(244.1)	(495.1)	(484.7)	(993.0)
Add benefit or subtract provision for income taxes reflected in Adjusted EBITDA	(8.7)	0.1	(14.7)	(8.3)	(29.8)
Subtract distributions received for return of capital from unconsolidated affiliates	(12.8)	(30.3)	(24.8)	(39.4)	(56.4)
Add deferred income tax expense or subtract benefit	0.6	0.2	0.7	4.3	3.0
Add or subtract the net effect of changes in operating accounts, as applicable	370.9	(108.2)	82.1	(294.6)	195.8
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	16.9	13.1	34.1	26.0	70.3
Net cash flow provided by operating activities (GAAP)	$1,459.3	$945.5	$2,334.9	$1,845.2	$4,556.5

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Total gross operating margin (non-GAAP)	$1,377.9	$1,254.2	$2,847.0	$2,578.5
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(379.2)	(360.3)	(755.4)	(718.5)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(14.0)	(20.2)	(25.2)	(21.9)
Subtract net losses attributable to asset sales not reflected in gross operating margin	(0.3)	(1.7)	--	(6.6)
Subtract general and administrative costs not reflected in gross operating margin	(45.7)	(35.1)	(96.1)	(79.0)
Total operating income (GAAP)	$938.7	$836.9	$1,970.3	$1,752.5

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.